Exhibit 99.B(p)(46)

Code of Ethics

METROPOLE Gestion

September 2020

Legal and Compliance	Code of Ethics
Issued by:	Sylvie Rebours – Head of Compliance		Tel.: 01 58 71 17 80 Email: srebours@metropolegestion.fr
	Alima Keita – Head of Compliance and Permanent controls		Tel.: 01 58 71 17 30 Email: akeita@metropolegestion.fr
Date version 1	09/2016	Last updated	09/2020

Code of Ethics of METROPOLE Gestion

1.	Scope and purpose of this document		5
2.	Professional secrecy, confidentiality and data protection		6
	2.1.	Professional secrecy	6
	2.2.	Confidentiality	6
	2.3.	Data protection	7
3.	Use of the means and resources of METROPOLE Gestion		7
	3.1.	Use of company property	7
	3.2.	Use of IT resources	8
	3.3.	Telephone use	8
4.	Rules on external communication		9
	4.1.	Use of sales and marketing documents	9
	4.2.	Communication via email	9
	4.3.	Communication via internet and social networking	9
5.	Market abuse: insider dealing and market manipulation		10
	5.1.	MAR Regulation	10
	5.2.	U.S. Regulations	11
	5.3.	Rumors	12
	5.4.	Manipulative Trading Practices	12
6.	Prevention and management of conflicts of interest		13
	6.1.	Regulatory reminder	13
	6.2.	Potential conflict of interest directly concerning the investment management activity	13
	Potential conflicts of interest concerning direct and indirect fees paid to the company		14
	Potential conflicts of interest resulting from an organizational deficiency		14
	Possible conflicts of interest in respect of own-account transactions by the company, its managers and its employees		15
	Potential conflicts of interest in relation to brokerage activities		16
	6.3.	Keeping and updating of the register of conflicts of interest	16

7.	Personal transactions		17
	7.1.	Principles:	17
	7.2.	Scope of application	17
	7.3.	Trading restrictions	19
	The following restrictions apply to personal securities transactions of personnel of METROPOLE Gestion, after you are so notified		19
	7.4.	Reporting requirements	20
	Initial and Annual Holdings Reports		20
	Quarterly Transaction Reports		20
	Exceptions from Reporting Requirements		21
8.	Policy on gifts and benefits		21
9.	The fight against corruption, anti-money laundering and combating the financing of terrorism (AML-CTF)		23
	9.1.	Purpose of the AML-CTF system	23
	9.2.	Obligation of vigilance	24
	9.3.	The prevention system within METROPOLE Gestion	24
	9.4.	Staff training and awareness	27
10.	Preventing fraud risk		27
	10.1.	Definition, context and purpose	27
	10.2.	Prevention system	28

1. Scope and purpose of this document

Ethics is defined by the French Asset Management Association (Association Française de la Gestion financière, or AFG) as all of the duties and rules imposed on professionals when exercising their profession.

U.S. registered investment advisers are also required to adopt a written Code of Ethics pursuant to Investment Advisers Act of 1940 (“Advisers Act”) Rule 204A-1. Such Code of Ethics must include, at a minimum, standards of business conduct that require an adviser’s Supervised Persons1to uphold their fiduciary obligations.

The code of ethics strives to ensure two key principles:

-the primacy of the client's interest, and

-the integrity of the market.

These principles involve, in particular, the duty of information and transparency towards clients, the duty of confidentiality, the prevention and management of any conflicts of interest (internally and with third parties), the fight against corruption, anti-money laundering and combating the financing of terrorism, and the prevention of fraud.

The Code of Ethics applies to all of the employees and executives of METROPOLE Gestion, including temporary staff. External service providers acting for METROPOLE Gestion are also required to comply with such provisions when appropriate. Any determinations regarding the applicability of this Code of Ethics to temporary staff or external service providers shall be made at the discretion of the Chief Compliance Officer.

The Code was established based on the principles defined by the AFG and the rules of conduct defined in Book III of the AMF's General Regulation, as well as the requirements of Advisers Act Rule 204A-1.

The code is provided to all employees when they join the company and is reviewed and revised if required (in light of compliance matters that arose during the year, any changes in the business activities, any changes on the applicable regulation) on an annual basis.

After reading the Code, employees are required to sign an acknowledgement form, stating that they have fully understood the Code and that they undertake to comply with the various rules contained therein. The form, duly signed by each employee, is then submitted to the Compliance and Permanent Controls team. Any subsequent update will also be communicated.

If employees have any questions regarding the rules of ethics, they can contact the CCO and the Compliance and Permanent Controls team directly.

1 For purposes of all METROPOLE Gestion policies required pursuant to U.S. regulatory obligations, Supervised Persons are assumed to be access persons and refer to person who has access to non-public information regarding ay US clients’ purchase or sale of securities, or non-public information regarding the portfolio holding of any fund managed by METROPOLE Gestion offered to U.S. persons (cf.§7.2).

2. Professional secrecy, confidentiality and data protection

As employees of an asset management company and pursuant to the provisions of the French Monetary and Financial Code (COMOFI), as well as the Advisers Act and other applicable U.S. regulations, the employees of METROPOLE Gestion are subject to professional secrecy and a confidentiality obligation in the conduct of their activities. METROPOLE Gestion has therefore established data protection rules.

2.1. Professional secrecy

Article L531-12 of the COMOFI stipulates that "any member of a board of directors and, depending on the case, of a supervisory board, and any person who, for any reason, takes part in the direction or management of an investment company, or who is employed by the same, is bound by professional secrecy".

Professional secrecy relates to confidential information entrusted directly by a client or emanating from a client to METROPOLE Gestion or its employees, as well as confidential information of which METROPOLE Gestion or its employees become aware while exercising their profession.

When bound by professional secrecy, employees of METROPOLE Gestion must not pass on any information relating to clients to third parties. Employees are required to be particularly vigilant during external meetings, at client seminars and events, when invited out and at business lunches.

Employees are reminded that if they break the rules on professional secrecy, they may be sanctioned under the French Criminal Code: the law imposes a sentence of one year of imprisonment and a fine of €15,000 on "persons who reveal secret information they hold by virtue of their position or profession, their job or a temporary assignment” (Article 226-13 of the French Criminal Code).

The professional secrecy requirement may, however, be lifted in cases provided for in the regulations (e.g.: requests for information as part of an audit by an administrative authority such as the AMF (French financial markets authority), the ACPR (French Prudential Supervision and Resolution Authority), the French General Directorate of Public Finances, URSSAF (French Organizations for the Payment of Social Security and Family Benefit Contributions), etc. or a ruling by a criminal court).

In addition, for the purposes of this policy and any other confidentiality agreements which Supervised Persons are subject to as a result of their employment with METROPOLE Gestion, no Supervised Person is prohibited from discussing confidential information with regulators in the course of reporting violations of U.S. federal law or regulations.

2.2. Confidentiality

In addition to the requirement of confidentiality with respect to clients, which appertains to professional secrecy, METROPOLE Gestion's employees are required to maintain the confidentiality of information relating to METROPOLE Gestion’s activities (e.g. its organization, procedures, strategy and results) vis-à-vis third parties.

Unless expressly authorized by Executive Management, employees must not pass on information relating to the company, its clients, its employees, its suppliers or its service providers. They are also prohibited from passing on any document for internal use to third parties.

Failure to comply with this confidentiality requirement may result in the application of sanctions as stipulated in METROPOLE Gestion's internal rules. The company also reserves the right to initiate legal proceedings in the event of a serious breach.

The confidentiality requirement may, however, be lifted in cases provided for in the regulations (e.g.: requests for information as part of an audit by an administrative authority such as the AMF, the French General Directorate of Public Finances, URSSAF, etc. or a ruling by a criminal court).2 Employees of METROPOLE Gestion are in no way prohibited from sharing confidential information with an administrative authority or regulatory agency for the purpose of reporting violations of applicable securities laws.

A Supervised Person must inform the Chief Compliance Officer or a member of METROPOLE Gestion’s senior management promptly if he or she discovers that someone else is making or threatening to make unauthorized use or disclosure of confidential or proprietary information.

Supervised Persons who cease to work for METROPOLE Gestion must continue to maintain the confidentiality of inside and proprietary information learned during their employment.

2.3. Data protection

As an asset management company, METROPOLE Gestion is subject to data recording, traceability and record keeping obligations.

In accordance with the regulations, the company has an organization and IT resources that are appropriate for its activities. It has a specific procedure for backing up and tracing data.

METROPOLE Gestion has also created an IT charter, given to all employees when they are hired, which sets out all of the rules for using IT resources and, in particular, the rules on data protection.

All employees undertake to comply with these rules and to exercise vigilance at all times when using the data to which they have access.

The IT charter is reviewed at least once a year, and all employees are entailed to acknowledge the updates whenever a new version is issued and communicated.

3. Use of the means and resources of METROPOLE Gestion

METROPOLE Gestion provides its employees with a range of material means and resources (premises, IT tools, telephones, laptop computers, etc.) for professional use. Employees undertake to comply with the rules of conduct described below, details of which are also provided in the internal regulations.

3.1. Use of company property

All of the materials and documents provided by METROPOLE Gestion to its employees while they perform their duties are for professional use. Documents and information that employees obtain while performing their duties are confidential and must not be disclosed.

2 In particular, Article L 511-33 of the COMOFI recognizes that secrecy may be completely lifted, with no necessity for client consent, for imperative reasons of public interest, or even private interest.

"Unless provided for in law, professional secrecy is not enforceable against the French Prudential Supervision and Resolution Authority, nor the Bank of France, nor the judicial authorities acting as part of criminal proceedings, nor commissions of enquiry established pursuant to Article 6 of Order No. 58-1100 of 17 November1958 on the functioning of parliamentary assemblies."

Employees must pay particular attention to any confidential documents that they work on. These documents must be stored in a secure location, or destroyed, when the employee leaves his or her workplace.

If an employment contract is amended or terminated for any reason, the documents and material must be returned by the employee concerned at METROPOLE Gestion's request.

3.2. Use of IT resources

Employees are only permitted to use the IT tools provided to them in their professional capacity by METROPOLE Gestion for personal purposes in a reasonable way and for legitimate needs.

Any disproportionate use for personal purposes may result in sanctions, pursuant to the internal rules.

Any directory or file not marked as "private" or "personal" is regarded as professional. METROPOLE Gestion may freely access such files and directories, including in the absence of the user.

In any event, it is strictly forbidden for employees to use the company's IT equipment to connect to websites or to distribute files with illegal content, and specifically racist, pornographic or pedophiliac content, terrorist propaganda, etc.

It is also forbidden for employees to register, for personal purposes, on commercial or recreational websites using their work email address (...@metropolegestion.fr).

Installing gaming software or circumventing restrictions on the use of software is also prohibited.

Remember that free software is not in any event free of rights: it is provided under license. Downloading and using free software within METROPOLE Gestion has to be authorized by Executive Management.

Finally, employees undertake to read and respect the rules of use described in METROPOLE Gestion's IT charter.

3.3. Telephone use

Landline or mobile telephones are reserved for professional use.

However, personal use is permitted as long as this use is reasonable and does not hinder the operation of the service to which the employee is assigned.

4. Rules on external communication

4.1. Use of sales and marketing documents

METROPOLE Gestion has established a procedure setting out the terms and conditions governing the distribution and use outside the company of all new or updated sales and marketing documents, irrespective of the medium (paper, online, etc.).

This procedure describes the production and approval circuit for all these documents and, more generally, for any document specifically requested by a client. Please refer to the Approval of Sales and Marketing Policy for further detail.

It sets out the principles (summarized below) that all employees must comply with:

Any new sales or marketing document must be approved by the Chief Compliance Officer and Executive Management before it is distributed outside the company.

After approval by Executive Management, only this document may be used externally and, in accordance with internal rules, employees are not permitted to make any changes to it, even minor ones, or to use any other document. All marketing materials and related communications must be retained in accordance with the Archiving and Traceability of Transaction Records/Books and Records Policy.

Every new or updated document must follow the production circuit, including the various control and approval phases described in the procedure.

In terms of organization, all sales and marketing documents are prepared by the Marketing Department using data supplied by the different issuers departments (such as the middle office, the portfolio managers...).

4.2. Communication via email

Each employee has email and some have also a dialogue application provided through software such as Bloomberg, the use of which is subject to the rules described in the IT charter. Employees should refer to these rules, particularly to familiarize themselves with the security instructions.

The internal rules exclusively restrict email to professional use, although personal correspondence is tolerated. The sender must mark personal messages as "private" or "personal" in the subject. With the exception of this type of message, METROPOLE Gestion reserves the right, pursuant to its regulatory obligations, to access and check all emails at any time.

When emails are exchanged with parties outside the company, particularly with clients, employees must comply with the rules on confidentiality described above. They must include in their emails, and not withdraw, their electronic signatures and disclaimers.

4.3. Communication via internet and social networking

Executive Management is exclusively responsible for communicating information relating to METROPOLE Gestion.

As a general policy, any social networking communication related to METROPOLE GESTION’s business (including any discussion of Clients or Fund Investors) is prohibited unless specifically authorized by the General Management and supervised by the Head of IT.

Employees are not permitted to communicate or give opinions in the name of METROPOLE Gestion on media other than those provided to them by METROPOLE Gestion and must comply with METROPOLE Gestion’s rules and procedures. Please see the Social Media Policy for further detail.

5. Market abuse: insider dealing and market manipulation

In accordance with the current regulations and to fulfill the requirements in this regard, METROPOLE Gestion has established a procedure for the detection and prevention of market abuse.

METROPOLE Gestion’s Market Abuse Procedure aims to comply with the requirements of:

- the European Market Abuse Regulation, known as the “MAR” (Regulation (EU) no. 596/2014 of the European Parliament and of the Council) and its directive on criminal sanctions, which c came into force on 3 July 2016,

- the U.S. federal securities laws.

The misuse of non-public information may violate U.S. federal and state securities laws and other legal and regulatory requirements. Violations may be damaging to both the reputation and financial position of METROPOLE Gestion and its Supervised Persons. In the event of any conflict between METROPOLE Gestion’s AMF regulatory obligations and those with U.S. regulatory obligations, the more conservative rules or policy shall govern. Any questions regarding the applicability of these policies should be discussed with the Chief Compliance Officer.

These Regulations (both European and U.S. contexts) set out regulatory requirements that are designed to improve market integrity and to enhance investor protection.

5.1. MAR Regulation

Under the MAR, market abuse is a concept that encompasses all unlawful behavior in the financial markets. It should be understood to consist of insider dealing, unlawful disclosure of inside information and market manipulation.

Such behavior prevents full and proper market transparency, which is a pre-requisite for trading for all economic actors in integrated financial markets.

In its procedure METROPOLE Gestion defines insider dealing, insider information and market manipulation in accordance with regulation.

To comply with the European regulatory requirements METROPOLE Gestion maintains adequate and effective arrangements and procedures to prevent, detect and report suspicious orders and transactions covering all categories of financial instruments handled.

In this context, all employees are bound by a general obligation of vigilance. Where employees hold insider information, they must refrain from:

- using this information for their own account or for the account of another person,

- disclosing this information to another person outside their normal work context, their profession or professional role,

- recommending to a third party that they buy or sell, or arrange for another person to buy or sell the financial instruments to which this information relates or the financial instruments to which these instruments are linked.

All employees will be made aware, including by reading the procedure and the examples included therein, and are required to observe a general obligation of vigilance.

The offence of insider dealing is not characterized by holding inside information; it is characterized by the use or disclosure of that information.

Employees who think they may possess inside information, MNPI (material non-public information), o r more generally, who discover that a suspicious transaction is occurring, must stop trading in the security, either personally or for METROPOLE Gestion, and inform the CCO immediately.

Having received and analyzed all of the necessary elements of the case, the CCO will decide whether a report must be made to the AMF.

The market abuse procedure also states that it is strictly forbidden to inform anyone, particularly those persons for whom the reported transactions were carried out, about the existence of the report or to provide information to them on the action taken with regard to the report.

5.2. U.S. Regulations

In the U.S. context, the SEC covers market abuse indirectly through broad anti-fraud provisions under Section 10b of the Securities and Exchanges Act of 1934 which gives birth to Rule 10b-5 and make it unlawful to directly or indirectly engage in fraud or material misrepresentation in connection with the purchase or sale of a security.

While the law concerning insider trading is not static, it is generally understood that the U.S. federal securities laws prohibit:

(1) trading by an insider, while aware of material, non-public information (MNPI);

(2) trading by a non-insider, while aware of material, non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated;

(3) an insider communicating material, non-public information to others;

(4) a non-insider communicating material, non-public information to others where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and

(5) trading while aware of material, non-public information regarding a tender offer.

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a security. (Note that the information need not be so important that it would have changed the investor’s decision to buy or sell.) Either positive or negative information may be material. Information that should be considered potentially material includes, but is not limited to: changes in dividend policies; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; major litigation; the grant or denial of significant governmental or regulatory approvals; liquidity problems and significant new products, services or contracts. Information may relate only indirectly to the issuer in question (i.e., an event at one company that will have a material effect on another company). Material information can also relate to events or circumstances affecting the market for a company’s securities such as information that a brokerage house is about to issue a stock recommendation or that a forthcoming newspaper column will contain information that is expected to affect the market price of a security.

Information is considered nonpublic until it has been effectively disclosed to the marketplace (e.g., through national business and financial news wire services) and had adequate time for the market as a whole to respond to the information.

Employees should direct any questions relating to the materiality of information to the CCO. Such information should be kept confidential.

The SEC takes the view that MNPI possessed by one of a firm’s employees or other personnel may be attributed to the entire firm. As a result, where one member of METROPOLE Gestion personnel makes a trade in an issuer’s securities without personally being aware of any MNPI related to that issuer, the firm may nonetheless incur liability under the securities laws if any other employee was aware of such information at the time the trade was made. However, the U.S. securities laws provide firms with an affirmative defense to such charges, and that defense depends upon the establishment and enforcement of policies and procedures reasonably designed to control the flow of MNPI within METROPOLE Gestion.

To comply with the US regulatory requirements METROPOLE Gestion has established procedures to help each Supervised Person avoid insider trading and to aid METROPOLE Gestion in preventing, detecting and reporting suspicious orders and transactions covering all categories of financial instruments handled.

5.3. Rumors

Supervised Persons are prohibited from circulating false rumors and rumors of a sensational character that reasonably may be expected to affect market conditions for one or more securities, sectors or markets, or improperly influencing any person or entity. Intentionally creating, passing or using false rumors may violate the antifraud provisions of federal securities laws, and such conduct is contradictory to this Code of Ethics and METROPOLE Gestion’s expectations regarding appropriate behavior of its Supervised Persons.

A Supervised Person should consult with the Chief Compliance Officer if he or she has questions regarding the appropriateness of any communications.

5.4. Manipulative Trading Practices

Section 9(a) of the U.S. Securities Exchange Act of 1934 (“Exchange Act”) prohibits certain specific manipulative trading practices, including: “wash sales,” which are transactions that involve no change in beneficial ownership, or “matched orders,” which are coordinated buy and sell orders, in either case for the purpose of creating a false or misleading impression of the market for a security; or to enter into a series of transactions in a security creating actual or apparent trading, or raising or lowering the price of the security, for the purpose of inducing others to buy or sell the security. In addition, manipulating or attempting to manipulate the price of a security is a violation of Section 18(b) of the Exchange Act and Rule 10b-5 thereunder.

Supervised Persons are strictly prohibited from engaging in any manipulative activities with regard to any security.

The Exchange Act does not prohibit otherwise lawful activity that has the incidental result of changing the supply or demand or the intrinsic value of a security.

6. Prevention and management of conflicts of interest

In accordance with its principles, fiduciary position and with regulatory requirements, METROPOLE Gestion must conduct its asset management business in the best interests of shareholders/unitholders and principals (“clients”). For this purpose, the company has taken reasonable measures to be able to detect, disclose and mitigate potential conflicts of interest that could arise in the course of its business.

To this end, METROPOLE Gestion has put in place a policy for managing conflicts of interest, to which employees must refer.

The policy facilitates the detection of potential conflicts of interest that may arise in the course of METROPOLE Gestion’s business activities, and identifies the resources implemented to handle them.

6.1. Regulatory reminder

Specifically, this policy meets the requirements of MiFID 2, in particular Articles 33 to 35 of the Delegated Regulation of 25 April 2016 restated in Article L.533-10-I- 3° of the French Monetary and Financial Code (transposed into Articles 321-46 to 321-50 of the AMF’s General Regulation). These requirements stipulate that the investment services provider establish and maintain effective organizational and administrative systems with a view to taking all reasonable steps to prevent conflicts of interest from harming the interests of its clients.

METROPOLE Gestion is a portfolio management company, regulated by the AMF, whose activities cover:

-        Third-party portfolio management;

-        Investment advice; and

-        Collective management of UCIs.

METROPOLE Gestion, also authorized as an Investment Adviser by the United States Securities Exchange Commission (SEC), advises and manages regulated fund within the meaning of the 1940 Investment Company Act. Accordingly, it must also comply with the requirements applicable in this context with regard to conflicts of interest in the conduct of its investment activities for US clients, in particular the 1940 Investment Adviser Act.

US conflict of interest regulations are based on the fiduciary duty applicable to Investment Advisers in conducting their business. As a trustee for its clients, METROPOLE Gestion and its employees have a duty to:

-        act only in clients’ best interest;

-        disclose to clients all material facts relating to the company’s investment services, in particular information on any potential or actual conflicts of interest; and

-        treat each client fairly and with an appropriate service.

6.2. Potential conflict of interest directly concerning the investment management activity

Potential conflicts of interest arising from the financial management activity have been identified and are managed by the organisation of the processing of stock market orders (for investment or divestment purposes) with brokers, requiring:

☐	the systematic pre-allocation of orders in the order management and transmission application (sent to brokers);

•      the drafting of an incident report if a trading error occurs;

•      the prohibition of transactions arbitraging buy or sell positions between UCIs and between UCIs and mandates, when their sole purpose is to ensure sufficient liquidity for a fund or a mandate.

To that end, the company applies operational procedures surrounding the aggregation of orders (block orders), the pre-allocation and allocation of orders and the monitoring of orders and managing incidents.

As part of its portfolio management activity, METROPOLE Gestion must always serve the best interests of its clients, mandates or unitholders of the funds under management, ensuring in particular that they are all treated equally. To ensure fair and equitable treatment of clients, operational procedure has also been implemented regarding the rotation of orders when applicable.

Potential conflicts of interest concerning direct and indirect fees paid to the company

The compensation received by the management company consists solely of financial management fees. No turnover commission has been charged on fund management or discretionary management since 2017.

The company is also scrupulously transparent with regard to mandates and unitholders when providing information on the payments it receives.

Potential conflicts of interest resulting from an organizational deficiency

The company has designed its business system in such a way as to avoid any such conflicts of interest and any decisions that harm its clients’ best interests.

Accordingly, the fund management team is made up of fund managers reporting to the Fund Management Department; the development function is made up of a sales team reporting to the Development Department and the support functions comprising of the Finance Department, the Legal Department, and the Human Resources Department report to the Secretary General and Head of operations. The Information Systems Department and all of the previous operational functions report to Executive Management. The control functions, comprising of Compliance and Permanent controls and Internal Audit, are independent and report directly to the Chairman and Chief Executive Officer, who does not have an operational function within the company.

Due to its organization and the nature of its business, the company is not subject to “Chinese wall” requirements covering the separation of advisory activities for primary market companies from portfolio management activities.

The method of compensation of employees, fund managers in particular, is not tied to the performance of the funds managed; furthermore, portfolio management is collegial. This means that a fund’s management is not entrusted to one fund manager in particular but to the investment team as a whole.

Generally speaking, the compensation policy complies with the requirements of the AIFM and UCITS directives and the recommendations made by the AMF in terms of robust and effective risk management practices. It discourages risk taking that would not be commensurate with the funds’ risk profiles, rules or articles of incorporation.

The compensation of fund managers and of all company employees consists of a fixed annual amount, which represents a sufficiently high proportion of their total compensation, and possibly a discretionary bonus awarded by Executive Management. The control functions’ compensation, meanwhile, is independent from the performance of the departments that they supervise.

Possible conflicts of interest in respect of own-account transactions by the company, its managers and its employees

So as to avoid the risk of conflicts of interest, particularly those contrary to the principles of independent investment decisions and of acting in the best interests of unitholders or mandates, METROPOLE Gestion has implemented procedures for the company’s and its employees’ own-account transactions.

Potential conflicts of interest concerning the company’s own-account transactions that could compete with transactions carried out for its clients and thereby harm clients’ interests due to the share price movements resulting from such transactions, are governed by a separate procedure. This procedure defines the type of investments authorized, as follows: “the financial management of METROPOLE Gestion’s equity is performed only through low-risk products such as money market products”.

The procedure also prohibits METROPOLE Gestion’s fund managers from performing the financial management of its equity so as to maintain the independence of portfolio management activity and the company’s own-account transactions. The management of METROPOLE Gestion’s equity is therefore entrusted to the Finance Department.

Possible conflicts of interest concerning own-account transactions made by the company’s employees are subject to a personal transactions procedure.

This procedure prohibits direct securities transactions by METROPOLE Gestion employees defined under AMF regulations as risk takers, by control functions and by staff paid in the same salary bracket as the aforementioned functions (referred to by the SEC as Supervised Persons). Only UCITS and AIF transactions are authorized. This procedure also applies to third-party accounts, in particular those of members of an employee’s family in respect of which he or she is authorized to act.

The company does not prohibit its staff, including fund managers, from investing in funds managed by METROPOLE Gestion, although such transactions, whether purchases or sales, are subject to notification to and prior authorization by Compliance.

Employees may not participate personally in a transaction or contract for the company’s account with a third-party entity if they or a close relative are/is directly or indirectly involved in that entity’s management. Only Executive Management is authorized to bind the company in any transaction or contract.

Potential conflicts of interest in relation to brokerage activities

These have been identified and are managed under a Best Execution/Selection policy. This policy includes a best selection process aiming to select brokers whose stated execution policy ensures the best possible results when executing orders placed by METROPOLE Gestion.

The company accordingly selects brokers solely on the basis of objective criteria such as total price, compliance with instructions and successful completion of transactions, defined in the best selection and evaluation policy. It reports on the selection of its brokers by means of a rating based on these evaluation criteria, at a semi-annual dedicated committee (broker committee).

Any transmission of orders to an unaccredited broker is prohibited. A blocking control system is in place to prevent orders being transmitted to unauthorized brokers.

The company has drawn up a policy relating to Gifts and/or Benefits to round out its system for ensuring independent broker selection.

Pursuant to this procedure, the company’s employees must never seek or accept gifts or benefits that could compromise their impartiality or independence in making order allocation decisions.

This procedure sets out the rules applying to the receipt and acceptance of gifts and/or benefits from external service providers by METROPOLE Gestion staff members, and the reporting requirements. Gifts or entertainment that relate to any client, prospective client or any other person or entity that does business with or on behalf of METROPOLE Gestion are deemed to be “business-related” since they might give rise to conflicts of interest.

Financial rewards or gift items of value are strictly prohibited. The gift items of minor value are capped and must be declared to the Compliance team (value not exceed 150 euros per person and per third party for each calendar year).

Invitations received by employees must be notified to the Compliance team before the associated event and are limited to two invitations (the value of the invitation must not exceed the limit of 100 euros per person for each invitation) per year, per third party, per employee.

6.3. Keeping and updating of the register of conflicts of interest

Despite the company’s analysis carried out to identify and manage situations that could generate conflicts of interest in the conduct of its business, potential conflicts of interest may arise in the future. In accordance with Article 35 of the MiFID 2 Delegated Regulation (previously Article 313-22 of the AMF’s GR), the company therefore keeps and regularly updates a register of potential or actual conflicts of interest that involve a material risk of damage to the interests of one or more clients in the context of its activities.

This register specifies for each type of conflict the associated management procedures and/or measures adopted. Compliance keeps the register up to date and also uses it to record any conflicts of interest that may arise in connection with new products or new activities.

If a conflict of interest cannot be avoided, METROPOLE Gestion must duly inform the clients and the shareholders/unitholders and affected Clients of said conflict.

7. Personal transactions

7.1. Principles:

In accordance with the AMF and U.S. regulations, METROPOLE Gestion has set up an organization and defined appropriate rules for its activities, in order to regulate personal transactions carried out by its Supervised Persons.

A Policy has been adopted by METROPOLE Gestion pursuant to the AMF regulations and to Rule 204A-1 under the U.S. Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 17j-1 under the U.S. Investment Company Act of 1940, as amended (the “1940 Act”) and is intended, among other things, to address the requirements under these rules that are applicable to all Supervised Persons of METROPOLE Gestion whom are also considered as “Access Persons” because they have access to client portfolio information and portfolio information of funds offered to U.S. persons / employees and non U.S. persons / employees, officers, directors and certain representatives of METROPOLE Gestion.

As an employee of METROPOLE Gestion, you have a fiduciary duty to act in the best interest of the clients that you service. You are thus expected to put the interest of clients first and foremost in your business dealings and day-to-day activities, to conduct yourself in accordance with these standards at all times, and to deal honestly and fairly with all persons with whom you have contact. Also, please be aware that it is generally improper for you to (i) use for your own benefit (or the benefit of anyone other than a client) information about METROPOLE Gestion’s clients’ trading or investment recommendations or (ii) take advantage of investment opportunities that would otherwise be available for a client. You also must not employ any device, scheme or artifice to defraud a client, engage in any practice operating as a fraud or deceit on a client, make any untrue statement of a material fact to a client (or omit to state a material fact necessary in order to make the statements made to the client, in light of the circumstances under which they are made, not misleading) or engage in any manipulative practice with respect to any client or security.

The CCO will determine who is Supervised Person/Access Person subject to the personal reporting requirements of this Policy, and will maintain the list current at all times. New persons subject to this Policy will receive adequate training prior to being asked to be subject to the Policy.

The conditions and limits imposed on personal securities transactions are described below. 7.2. Scope of application

The following restrictions and rules apply to personnel of METROPOLE Gestion classified as “Supervised / Access Person” under this Policy, after you are so notified when they perform transactions on Covered Securities.

A Supervised Person is defined as follows: any directors and officers (or other person occupying a similar status or performing similar functions) and any employee of METROPOLE Gestion identified in the list of supervised persons established by the CCO, and all other persons who provide investment advice on behalf of METROPOLE Gestion and are subject to its supervision and control (including in certain circumstances consultants and temporary employees or contractors), in each case as identified in the list established by the CCO.

In its policy context METROPOLE Gestion considers that any Supervised Person is an Access Person.

An Access Person is defined as any Supervised Person who:

-              has access to non-public information regarding any US clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any fund managed by METROPOLE Gestion offered to U.S. persons; or

-              is involved in making securities recommendations to U.S. clients or funds managed by METROPOLE Gestion offered to U.S. persons, or who has access to such recommendations that are non-public, or in the case of U.S. registered investment companies, who has access to portfolio holdings of such companies before they become public.

Covered Securities refer to UCITS, AIFs, or funds managed or advised by METROPOLE Gestion or fund in which METROPOLE Gestion acts as principal underwriter, and any Security as defined in Exhibit A of the policy (e.g., stocks, bonds, derivatives).

Please note that the following items must be read as defined in Exhibit A of the policy: Account, Automatic Investment Plan, Beneficial Ownership, Non-Reported Securities and Security.

7.3. Trading restrictions

The following restrictions apply to personal securities transactions of personnel of METROPOLE Gestion, after you are so notified

Scope for application Provisions (*)	Supervised / Access Persons of METROPOLE Gestion + "close relations[3]"	Employees assigned by a service provider
Subscription/redemption of UCI (UCITS+AIF) units or shares managed or advised by METROPOLE Gestion and any fund in which METROPOLE Gestion acts as principal underwriter	Subject to pre-clearance to the CCO before acquisition , and to reporting obligation as defined in § 4 of the policy	Subject to declaration to their employer
Subscription/redemption of units or shares of UCI (UCITS +AIF) not managed or advised by METROPOLE Gestion and of which METROPOLE Gestion is not principal underwriter	Freely authorized (Non- Reportable Securities)	N/A
Any non-UCI (UCITS+AIF) financial instrument (e.g., stocks, bonds, derivatives).	Prohibited unless expressly authorised / with an approval obtained from Senior management/CCO before acquisition (covered securities)	N/A

(*) These provisions apply regardless of the place of execution or the country in which the account is held.

Pre-Clearance of Certain Personal Securities Transactions

To the extent it is authorized under the General Rules noted above, you must also obtain approval from the CCO before you acquire Beneficial Ownership in any security in an initial public offering (IPO) (for example an IPO for a stock) or in a limited offering (i.e., a private placement or other type of sale limited to selected investors such as the offering of a professional fund), in each case whether in the U.S., France or elsewhere. If you are confused about whether or not you need this approval, please check with the CCO before you invest. The Pre-Clearance Form is contained in Appendix F. The CCO may revise this Policy to add additional pre-clearance requirements if deemed necessary.

As noted in the Pre-Clearance Form, unless otherwise approved and stated therein, approvals are valid only until the close of business on the day approval has been granted.

3 as refer to immediate family in Beneficial Ownership in Exhibit A

7.4. Reporting requirements

Initial and Annual Holdings Reports

You must report brokerage accounts and holdings in Covered Securities in which you have any Beneficial Ownership interest, regardless of whether transacting in such securities is authorized by the General Rules above. Alternatively, you may instead provide access to all of your brokerage accounts (if permitted in local laws).

You must submit an Initial Holdings Report to the CCO within 10 days of becoming an Access Person. This Initial Holdings Report must contain information that is current as of a date that is no more than 45 days prior to the date that you became an Access Person.

Annual Holdings Reports must be submitted to the CCO on or before the 14th of February each year. The information contained in the Annual Holdings Report must be current as of a date no more than 45 days prior to the date the Annual Holdings Report is submitted.

The Initial and Annual Holdings Reports must contain, at a minimum, the following information:

-	the title and type of Covered Security, and as applicable the exchange ticker symbol, ISIN or CUSIP number;
-	the number of shares, and principal amount of each Covered Security in which you have any direct or indirect Beneficial Ownership interest;
-	the name of any financial institution with which you maintain an account in which any Securities are held for your direct or indirect benefit (e.g., brokerage and other accounts in securities with financial institutions); and
-	the date you submit the report.

Instead of providing information regarding required Covered Securities holdings and account information on the Initial and Annual Holdings Report, you may attach to the report a duplicate bank or brokerage account statement containing all of the information required in the report.

The Initial Holdings Report form is contained in EXHIBIT D. The Annual Holdings Report form is contained in EXHIBIT E. If you have questions about these requirements, please contact the CCO.

Quarterly Transaction Reports

Within 30 days after the end of each calendar quarter, you must complete and submit a Quarterly Transaction Report to the CCO. The Quarterly Transaction Report must contain, at a minimum, the following information (as applicable) regarding each transaction during the quarter in a Covered Security in which you had, or as a result of the transaction acquired, a Beneficial Ownership interest:

-    the date of the transaction;

-    the title, and as applicable, the exchange ticker symbol, ISIN or CUSIP;

-    the interest rate and maturity date, if applicable;

-    the number of shares and principal amount of each Covered Security involved;

-    the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

-    the price of the Covered Security at which the transaction was effected;

-    the name of the financial institution with or through which the transaction was effected; and

-    the date you submit the report.

The Quarterly Transaction Report must also contain, with respect to any account you established in which any Securities were held during the quarter for your direct or indirect benefit, the name of the financial institution with which you established the account and the date the account was established.

The Quarterly Transaction Report form is contained in EXHIBIT F. If you have questions about whether you had or acquired a Beneficial Ownership interest in a Covered Security, please contact the CCO.

Exceptions from Reporting Requirements

You are not required to submit:

(i)	any transaction or holdings report with respect to Securities held in accounts over which you had no direct or indirect influence or control (e.g., accounts managed by third-parties on a completely discretionary basis and for which you have no direct or indirect influence over individual investment decisions), provided that the lack of influence or control is documented in a manner acceptable to the CCO;

(ii)	a transaction report with respect to transactions effected pursuant to an Automatic Investment Plan; or

(iii)	a transaction report if the report would duplicate information contained in broker trade confirmations or account statements received by METROPOLE Gestion in the required time period (within 30 days after the end of each calendar quarter), if all the information required to be on transaction reports is contained in the broker trade confirmations or account statements.

8. Policy on gifts and benefits

This policy relates to Gifts and/or Benefits and sets out the rules applying to the receipt and acceptance of gifts and/or benefits from external service providers by METROPOLE Gestion’s employees and the reporting requirements. Gifts or entertainment that relate to any client, prospective client or any other person or entity that does business with or on behalf of METROPOLE Gestion are deemed to be “business-related” since they might give rise to conflicts of interest.

Under both the French (General Regulation of AMF) and U.S. regulations, Investment advisers have a duty to act in the best interest of their clients in any situation.

As a general principle, METROPOLE Gestion expects its employees to be sensitive to the manner in which clients view their conduct in the performance of their duties.

METROPOLE Gestion employees must never seek or accept gifts or benefits that might compromise METROPOLE Gestion’s reputation or an employee’s impartiality or independence in decision making or could be considered a reward or inducement for directing client business.

To prevent any situation that may give rise to conflicts of interest and hampers METROPOLE Gestion’s reputation and its ability to comply with applicable laws, employees are prohibited from accepting, financial rewards from intermediaries in any form whatsoever (e.g., cash or cash equivalents).

Employees are prohibited from soliciting anything of value from a client or other entity with which the firm does business.

In the interest of transparency, the following rules will apply:

. Invitations received:

Employees may accept a business-related entertainment event, such as a meal, sporting event, theater production or comparable entertainment event of an ordinary and usual nature, provided that:

(1) the person or firm providing the entertainment is present,

(2) such entertainment events are neither so frequent nor so extensive as to suggest any impropriety,

(3) the invitation must be reported to the Chief Compliance Officer before the event (by e-mail, through the disclosure form in schedule B),

(4) the value of the invitation must not exceed the limit of €100 per person for each invitation to a public event,

(5) for in-house invitation by a third party (as opposed to public invitation), where there is no face value, the invitation should be regarded on a case-by-case basis and the specific context of the invitation must be provided in the disclosure form,

(6) in any case, the number of invitation to the aforementioned event must be limited to two invitations per calendar year and per third-party.

. Gifts received:

All gifts (i.e., anything of value, such as objects, clothing or certificates for anything of value) must be reported to the Chief Compliance Officer (by e-mail). The value of any gift should not exceed €150 per person and per third party for each calendar year. One-time congratulatory gifts (e.g., for a birth, promotion or marriage) or condolence gifts (e.g., flowers or fruit baskets) are not subject to this limit but must not be so excessive as to raise the appearance of impropriety, and these gifts should be reported to the CCO. Employees are expected to use their reasonable judgment in estimating the approximate value of a gift and, if in doubt, should discuss the gift with the CCO.

In the event a non-permissible gift is received under circumstances where the employee does not have the opportunity to decline the gift, the employee must report the gift to the CCO who will determine an appropriate resolution (e.g., donate the gift to charity, if practicable).

•     Gifts offered:

Employees of METROPOLE Gestion are not permitted to give gifts of any kind to clients or third parties.

Only “goodies” (e.g. pens, notebooks or mugs) bearing the METROPOLE Gestion brand are permitted. They are usually given to several clients or third parties and come under the marketing budget.

•     Invitations made:

Only invitations to collective events organized by METROPOLE Gestion are permitted. They are usually extended to several clients or third parties and come under the marketing budget.

Lunch invitations are permitted, up to a “reasonable” amount, which should not exceed €60 per person per employee, and are reimbursed to the employee in accordance with the procedures set out in the expenses policy.

•     Charitable contributions:

METROPOLE Gestion and its employees are strictly prohibited from making any donations to a charity (1) with the intention of influencing such charity to become an METROPOLE Gestion client or (2) that would circumvent, or could be deemed to circumvent, other provisions in METROPOLE Gestion policy (for example, METROPOLE Gestion’s “Pay-to-Play” Policy) and/or applicable laws and rules (including, for example, Rule 206(4)-5 under the U.S. Investment Advisers Act of 1940 restricting certain political contributions). Any employee who perceives an actual or apparent conflict of interest in connection with any charitable contribution should notify the Chief Compliance Officer promptly.

•     Disclosure form for event and invitation

As stated above, invitations received from any third party are subject to pre-clearance with the CCO. The invitation must be communicated to the COO prior to the event, through a disclosure form and stating the date of the event, the place and the name of the company issuing the invitation.

9. The fight against corruption, anti-money laundering and combating the financing of terrorism (AML-CTF)

9.1. Purpose of the AML-CTF system

Under applicable laws and regulations, investment service providers are required to set up a system and implement procedures complying with the provisions of the French Monetary and Financial Code, as well as the USA Patriot Act and related U.S. regulations (“U.S. Regulations) to the extent applicable, on due diligence and disclosure rules designed to prevent money laundering and terrorist financing.

The METROPOLE Gestion AML-CTF procedure is intended to deter, and to prevent money launderers and others from using METROPOLE Gestion as a conduit through which to pursue or finance illegal or illicit activities.

METROPOLE Gestion has evaluated and implemented a control system geared to its exposure to money laundering and terrorist financing risks within the scope of its activity.

As part of the risk-based approach adopted under existing regulations and tailored to the company’s business structure, the company has identified potential money laundering and terrorist financing threats to which it is exposed due to its activity. It has analysed these risks with regard to liabilities and assets, and has classified them according to probability of occurrence.

METROPOLE Gestion will not invest in countries/jurisdictions identified in the FATF (the Financial Action Task Force) lists as having strategic deficiencies in AML/CFT, do not cooperate with the FATF or having not made sufficient progress. These lists are regularly updated and loaded in the FATF web site.

To implement the regulations, METROPOLE Gestion has set up a system that includes:

-	a business relationship entry procedure as part of KYC/AML-CTF, which allows a status to be assigned to the client and classifies AML-CTF risks, with corresponding investigative procedures to be completed;

-	an AML-CTF procedure, which describes the entire AML-CTF system and the means of prevention put in place at company level, as well as the methods of reporting to the financial intelligence unit (Trafin).

All new arrivals receive copies of these procedures and are required to be aware of them. The main features of the AML-CTF system are as follows:

9.2. Obligation of vigilance

METROPOLE Gestion's employees are subject to an ongoing obligation of vigilance with regard to the risk of corruption and AML-CTF.

Employees are made aware of the fight against corruption, anti-money laundering and combating the financing of terrorism as soon as they arrive at METROPOLE Gestion and regularly thereafter.

As they perform their duties, employees must exercise vigilance with regard to the transactions that they process and must report any suspected corruption, money laundering or financing of terrorism to their line manager.

9.3. The prevention system within METROPOLE Gestion

☐      Appointment of authorized persons within the AML-CTF system

Pursuant to the provisions of the AMF's General Regulation, the company has appointed a member of senior management as the person in charge of implementing the anti-money laundering and counter-terrorist financing system.

The Chairman and CEO has been given responsibility for implementing the anti-money laundering and terrorist financing system. He has delegated authority for implementation to the CCO.

Moreover, pursuant to the applicable regulations, the company has appointed a person authorized to report suspicious transaction to the financial intelligence unit Tracfin (the reporter), who is also responsible for dealing with the requests from the financial intelligence unit (the correspondent).

The Tracfin reporter and correspondent is the Chief Compliance Officer.

AMF and Tracfin are informed of the identity of the Tracfin reporter and correspondent.

The management company must make sure the Tracfin reporter and correspondent has access to all information required to perform his or her duties, has the necessary tools and resources, is informed of incidents revealed by the internal control systems used to combat money laundering and terrorist financing, and is informed of deficiencies noted by national and, as applicable, foreign supervisory authorities in the implementation of anti-money laundering and terrorist financing measures.

☐     Suspicious transaction reporting to Tracfin

The French anti-money laundering and terrorist financing mechanism is not an automatic reporting system based exclusively on predetermined objective criteria. It is based upon the case-by-case analysis of sums of money and transactions in light of the business relationship profile and the company's own risk classification.

Systematic reporting or transmission of information to Tracfin only applies in cases provided for by the regulations and referred to in the AML-CTF procedure.

Except in these special cases, there is no automatic reporting obligation; decisions to report are based on the judgment and decision of the reporter.

A suspicious transaction report is the outcome of an intellectual process and the result of analysis involving several steps, moving from a client relationship based upon confidence to doubt and finally suspicion.

When suspicion is confirmed, a report must be sent to Tracfin.

The reporting officer does not have to prove the existence of an offence or classify it. That is the exclusive competence of the judicial authority.

In addition to the client’s name and an outline of the money flows involved, a suspicious transaction report must be supported by a description of the analysis on which the reporter’s suspicion is based.

The AML-CTF procedure set up by METROPOLE Gestion specifies all of the elements required in relation to content, format and methods for Tracfin reporting. Employees must refer to this procedure to find out how to apply it in practice.

☐     Specific sanctions applicable to investments on behalf of U.S. clients

United States law prohibits United States persons from investing in entities subject to U.S. sanctions. It is the policy of METROPOLE Gestion to comply with all applicable U.S. sanctions laws in connection with assets it manages or sub-advises for U.S. persons (“Sanctions Laws”).

Indeed, the United States, through the U.S. Treasury Department’s Office of Foreign Assets Control, imposes economic sanctions against designated countries (“Sanctioned Countries”) so as to further foreign policy and national security objectives. Sanctions vary in scope and severity depending on the target country. The types of activities prohibited are broader than exports and may include investment, banking or financial transactions, services as well as facilitation of transactions engaged in by third parties.

As of the date of this Policy, the United States maintains comprehensive sanctions against the following countries. It is generally unlawful for United States persons to invest in sovereign debt of these countries, and to invest in securities issued by companies domiciled in these countries:

Cuba,

Iran,

North Korea,

Syria.

Less restrictive sanctions also are in place against the following countries:

Belarus,

Democratic Republic of Congo,

Iraq,

Liberia,

Lebanon,

Russia,

Somalia,

Ukraine,

Venezuela,

Zimbabwe.

An overview of current sanctions maintained by the United States can be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

METROPOLE Gestion will not invest or cause to invest United States person client assets in countries that would cause U.S. clients to violate U.S. sanctions laws.

This policy is not intended to imply that all investments involving the countries listed above are prohibited for United States persons. Rather, METROPOLE Gestion employees should seek legal advice from U.S. counsel before proceeding with, or recommending, investments on behalf of U.S. clients that involve these countries. METROPOLE Gestion will assess, on a case-by-case basis, whether there are any legal, commercial, or corporate policy considerations that require further assessment or investigation.

In addition to maintaining sanctions targeting specific countries, the United States has imposed targeted sanctions against specific individuals and entities on so-called “Restricted Parties Lists.”

These persons may include, among others, terrorist groups, proliferators of weapons of mass destruction, narco-traffickers and persons acting on behalf of sanctioned governments.

A consolidated list of individuals and entities subject to U.S. sanctions measures is available at https://sanctionssearch.ofac.treas.gov/.

METROPOLE Gestion generally may not invest, on behalf of a U.S. client, or cause a U.S. client to invest, in companies or securities issued by companies on a Restricted Parties List. METROPOLE Gestion employees should seek advice from U.S. counsel before proceeding with transactions or activities that may involve any Restricted Parties.

Individuals and companies that violate Sanctions Laws be subject to severe civil and criminal penalties, including substantial monetary fines, loss of export privileges, and imprisonment. Employees’ vigilance and cooperation is critical to ensure METROPOLE Gestion’s compliance with applicable laws and regulations.

9.4. Staff training and awareness

The compliance department is responsible for implementing the anti-money laundering and counter-terrorist financing procedure and, as such, for ensuring that all company employees are aware of the risks to which the company is exposed in connection with its business relationships.

This awareness-raising exercise is achieved through the dissemination of internal anti-money laundering and counter-terrorist financing procedures and also via regular internal training sessions.

New employees systematically receive training on the internal structure and take an online AML/CTF training course offered by our professional association, the AFG. This training course, organised in the form of themed multiple-choice questions supplemented by educational documents, is validated by a final assessment in which the employee must answer at least 90% of the questions correctly. Where the assessment is successfully completed by the employee, he/she is issued with a certificate that is retained by the compliance department.

Lastly, the Compliance team must ensure that METROPOLE Gestion employees receive regular training, especially when new laws and regulations are issued

10. Preventing fraud risk

10.1.       Definition, context and purpose

Fraud is defined by the AFG as "an intentional act by a person belonging to the company or a third person, using misappropriated or dishonest means that contravenes applicable laws, regulations or internal rules and causes direct or indirect harm to the company".

In accordance with its principles and with the regulatory provisions, METROPOLE Gestion ensures that its fund management activities, including discretionary management, are carried out in the interests of unitholders and clients.

To achieve this, the company is organized in such a way as to take all reasonable measures to detect and prevent fraud risk, in order to protect its clients' and its own assets.

METROPOLE Gestion has thus defined a policy for the prevention of fraud risk, which forms part of the internal control system and rules of ethics. The aim of the policy is to raise staff awareness of the various types of fraud risk and fraud prevention methods.

More generally, the aim is also to preserve METROPOLE Gestion's reputation, which is based on the quality and integrity of its employees and executives, who, pursuant to the provisions of the internal regulations are required to behave in an honest and exemplary way when carrying out their activities.

10.2.       Prevention system

The fraud prevention system is based on the following principles:

> Fraud prevention is based, first and foremost, on managing operational processes and on appropriate controls. It is therefore the responsibility of each department and its managers to establish procedures that facilitate systems to separate tasks and apply the "four eyes" rule, and to implement first-level controls.

> Executive Management and the company's managers have a duty of vigilance with regard to fraud. They are therefore required to always:

-    ensure the operation and implementation of procedures and operational controls by all employees;

-    ensure regular monitoring of the management of fraud risk, which is one of the subjects that must be reviewed periodically by the Risk Committee;

-    implement the recommendations issued by Internal Audit.

> The CCO is responsible for the overall coordination of the fraud prevention and resolution system. The CCO:

-    coordinates the fraud prevention internal control systems and assesses the adequacy and effectiveness of the control systems in place;

-    is informed about any case relating to fraud or attempted fraud;

-    coordinates the management system in cases of fraud by mobilizing the system's various participants;

-    reports to the Risk Committee on the main cases of proven fraud and how these were handled;

-    ensures that this policy and the associated procedures are updated at least once a year.

> Internal Audit may conduct investigative procedures on the instruction of Executive Management or the Chairman, in order to establish the facts and propose remedial action.

The prevention policy sets out the steps for managing any identified fraud and the action to be taken by each participant.

As soon as a case of fraud is brought to the CCO's attention, the CCO identifies all of the people that will be involved in managing the fraud case and sets up a crisis unit. The unit will comprise, as a minimum, Executive Management, the Head of Internal Audit and the head of the department concerned in the fraud case. Depending on the case and the CCO's assessment, other people may be added to the crisis unit.

The CCO, in agreement with Executive Management, may decide to take all protective measures necessary to ensure the continuity of the activity that has been affected by the fraud.